UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

JPMorgan Chase & Co.
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

May 16, 2013
Re: Annual Meeting of Shareholders of JPMorgan Chase & Co., Tuesday, May 21, 2013
Dear Shareholder:
The Annual Meeting of Shareholders is fast approaching and according to our records, your proxy for this meeting has not yet been received.
Your vote is vital - and it will not be cast unless you act.* The Board recommends that shareholders vote FOR proposals 1, 2, 3, 4 and 5 and AGAINST proposals 6-9.

Enclosed for your information is a letter to our shareholders from the Company's directors, Lee Raymond, Presiding Director, and Bill Weldon, Chairman of the Governance Committee, regarding why they:

•	Strongly endorse the re-election all of the Firm's directors, including all of the members of the Board's Risk Policy Committee and Audit Committee;
and

•	Recommend that shareholders vote against the current proposal to split the Chairman and CEO roles.
We hope you find this letter informative and useful.
Please exercise your right to vote by signing and promptly returning the enclosed proxy card. A return overnight mailer has been provided for your convenience. You may also cast your vote via the internet at www.proxyvote.com or by telephone at 1-800-454-8683 by following the easy instructions on the proxy card.
If you have already voted your shares, please accept our thanks.

Sincerely,

/s/ Anthony J. Horan
Anthony J. Horan
Secretary

* Brokers may vote to ratify the selection of our independent auditor but not on any other matter.

1